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                             TROVER SOLUTIONS, INC.
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                (Name of Registrant as Specified In Its Charter)


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[TROVER SOLUTIONS, INC. LOGO]


Dear Shareholders:

Trover Solutions experienced many challenges as it worked to meet its goals in 2002. We are very pleased with our results, reporting for the year 2002 earnings per diluted share of $0.72, a 57% increase over the $0.46 EPS ($0.55 EPS and a 31% increase when adjusted for goodwill and nonrecurring items*) reported for the comparable period in 2001. Please see our Annual Report on Form 10-K for a full discussion of our financial progress in 2002.

In my 2001 letter I discussed four matters of continuing significance - new products and services, acquisitions, our relationship with UnitedHealth Group and class action litigation - and would like to give you a progress report.

NEW PRODUCTS & SERVICES MEET EXPECTATIONS

TransPaC Solutions, our property and casualty (P&C) subrogation product, and Troveris, our subrogation software product, are on track to accomplish the strategic objectives that we envisioned.

TransPaC Solutions currently has about 17 clients with about 25 contracts and we are refining our sales strategy to focus more sharply on turnkey outsourcing opportunities. We also see attractive opportunities for TransPaC in partnering with large P&C claims administrators that provide services to corporations that self-insure P&C risks, particularly Workers' Compensation and property damage. I have taken personal leadership of the TransPaC Solutions sales team and I am very excited about our prospects for selling 3 to 5 significant outsourcing accounts this year. We expect this division to be near breakeven in operating income for 2003 and operating profitably by year-end.

Troveris, our web-enabled subrogation computer application, is proving to be the vehicle by which we can market subrogation services to health insurers that are not interested in turnkey outsourcing. We have sold one account to date and are pleased that Troveris is enabling us to have meaningful contact with large carriers that historically were not accessible to us. In fact, we have made several sales of subrogation, bill auditing and overpayment recovery services to customers who were initially only interested in buying our Troveris software. Our first sale of Troveris included accident investigation services, and most of our Troveris prospects have indicated that they also are interested in buying various other services from us.

Internally our conversion to Troveris continues without any diminution of our recovery levels to our customers. Our TransPaC Solutions division has been fully operational on Troveris for about 18 months and our healthcare subrogation division is about 25% converted to Troveris. We are on schedule to complete this conversion in the 3rd quarter of 2003. Because Troveris replaces our legacy subrogation system, we have reduced our maintenance expense, net of the expense of maintaining the Troveris application, and have captured annual savings of almost $600,000, included in the Company's guidance for 2003.

We previously reported the introduction of our new physician auditing product, MD Audit. MD Audit combines a proprietary automated process with analysis by knowledge workers to ascertain the validity of physicians' evaluation and management (E&M) claims. Specifically, we employ Certified Professional Coders to determine whether doctors' E&M claims are coded correctly in accordance with the supporting medical records. This service is particularly promising given the pending class action lawsuits against health insurers in which physicians object to claims software that unilaterally revises billing codes and reduces doctor reimbursements. Should these lawsuits succeed, our MD Audit service will offer an even more attractive alternative to the claims software now under attack.


* The EPS adjustments are for goodwill amortization $0.10; loss on sale of an office building $0.06; and reversal of income tax reserve ($0.07).

ACQUISITIONS MUST PROVE RELATIVE VALUE

Over the course of 2002 we identified a number of acquisition opportunities that were attractive strategically but were not, in our view, attractive financially. Given the expected valuations of sellers and the current valuation of TROV, we consistently concluded that our share repurchase program was the the best use of our cash flow. In 2003, we will continue to seek out acquisition opportunities - especially for new products. However, we will also continue to evaluate those opportunities against continued investment in TROV.

UHG RELATIONSHIP TAKES NEW FOCUS

Late in 2001, our relationship with UnitedHealth Group (UHG) entered a new phase. As we previously reported, UHG made the decision to move the bulk of its subrogation business to an internal unit at that time. Today, our Healthcare Recoveries division still provides subrogation for about 1.8 million UHG lives in health plans managed, but not owned, by UHG. In addition, in 2002 UHG awarded us a provider bill audit contract covering approximately 3.9 million lives. We believe our relationship with UHG's Uniprise division is excellent and we look forward to providing a variety of services to it and its clients.

TROVER SOLUTIONS'SUCCESSES IN CLASS ACTIONS

We made significant progress in our defense of class action lawsuits in 2002. Two of these suits were resolved completely in our favor; two more have been favorably decided but are on appeal by the plaintiffs; one was settled for nominal dollars; and one was decided in our favor but sent back by the appellate court for additional consideration by the trial judge. One action continues through the discovery process, and we were served with two new class actions. For a more detailed account of the status of litigation and its attendant risks, please see our Annual Report on Form 10-K.

I'd like to turn my comments now to some new topics for 2003 and beyond, beginning with comments on what we are doing, beyond managing and growing our business, to increase shareholder value.

REPURCHASE PROGRAM BUILDS EPS

Since 1999 we have been an opportunistic buyer of TROV shares. During that time we have purchased almost 3.1 million shares (about 27% of our outstanding shares when we began our repurchase program) at an average price of $4.39. We are currently in the second phase of a $20 million repurchase program authorized by our Board. That both our financial results and the repurchase program have had a positive impact on share price during the last two years is shown in the chart to the right.


                [CHANGE IN CLOSING STOCK PRICE AT 12/31 CHART]


While our business is not without its risks and challenges, our Board of Directors believes that the market is not recognizing our investment potential. Accordingly, we believe it is likely that the best use of our free cash flow is the repurchase of our shares. At current market valuation and interest rates, this program is highly accretive to earnings per share. Our free cash flow in 2002 was about $9.8 million. Free cash flow refers to the net amount of cash provided by operating activities less purchases of property and equipment and capitalization of internally developed software. About $6.5 million of our free cash flow went toward share repurchases and the balance went toward debt retirement. In our guidance for 2003, we expect similar amounts of free cash flow to be available and anticipate continued, responsible investment in our share repurchase program, subject to competing uses for our capital.

INDUSTRY TRENDS OFFER RISK AND OPPORTUNITY

As we assess the markets that our services address, we see opportunity. First, I'll address the healthcare benefits market. Although our health insurance clients are generally enjoying attractive growth in profits, it is because they have been able to increase premiums at a rate a bit higher than the increase in healthcare claims. That will not last long, for medical provider pricing and units are increasing at an annual rate of 15% - 25% with no change in sight. Employers can either absorb these increases or pass them on to employees as higher premiums and/or greater co-pays and deductibles. Either way, the cycle will come to an end and cost containment issues will again come to the fore.

I believe competitive circumstances will cause employers to pass most of these cost increases to their employees, and that will result in a larger number of uninsured Americans. Meanwhile, state Medicaid programs and the federal Medicare program are experiencing cost increases with no offsetting revenue sources. I expect these trends will lead to attempted political solutions.

Since we are in the business of helping health insurers constrain their claims costs, I think Trover Solutions is well-positioned for growth. But when politicians begin fixing things, unforeseen consequences are inevitable. We are monitoring political developments and will respond appropriately for our shareholders and our clients.

Turning to the P&C insurance industry, we see a somewhat similar picture, but with a different near-term outlook for our business. The events of September 11, 2001 triggered a turning point for the P&C industry. Capital rushed in as investors focused on the need for additional underwriting capacity and profit opportunities. However, 9/11 also marked the end to any hope that U.S. equity markets would rally in the near-term. Consequently, while P&C carriers have been able to impose aggressive premium pricing, they have lost the investment income cushion that enabled many of them to post positive financial results during the 1990s. Meanwhile, the P&C industry as a whole continues to suffer from increased claims frequency and severity - asbestos, mold and medical malpractice to name the most prominent. The unavoidable conclusion is that P&C carriers now realize that they must be good underwriters and operators to be successful.

This change in managerial attitude is very positive. It means that P&C carriers are becoming much more focused on claims results and much more willing to look outside their own organizations for solutions. We are noting a greater receptivity to outsourcing than when we began marketing to the P&C industry in late 2000. P&C carriers understand that information technology is a real and important tool in claims management. This is a positive trend that dovetails exactly with our service model. I am very optimistic about our opportunities in the P&C market.

In closing, I would like to thank our employees for a job well done in 2002 and thank our customers for their confidence and reliance on Trover Solutions to be a part of their operational excellence. Our workforce and our customers enable us to provide an attractive investment vehicle to you, our shareholders. We look forward to our continuing dialogue.

Sincerely,

/s/ Patrick B. McGinnis
-------------------------------
Patrick B. McGinnis
Chairman


April 2, 2003

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[HEALTHCARERECOVERIES(TM) LOGO]     [TRANSPACSOLUTIONS(TM) LOGO]     [TROVERIS(TM) LOGO]
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
DIRECTORS

PATRICK B. MCGINNIS
Chairman

WILLIAM C. BALLARD
Of Counsel
Greenebaum Doll & McDonald PLLC
Chair - Compensation and Nominating
Committee

JILL L. FORCE
Partner
The Allegro Group, Inc.
Chair - Audit Committee

JOHN H. NEWMAN
Senior Partner
Sidley Austin Brown & Wood LLP

LAUREN N. PATCH
Independent Consultant
Insurance

CHRIS VAN ARSDEL
Independent Consultant
Technology Services


EXECUTIVE OFFICERS

PATRICK B. MCGINNIS
Chief Executive Officer

ROBERT G. BADER, JR.
EVP - Healthcare Sales, Marketing &
Corporate Client Solutions

MARK J. BATES
SVP - Troveris Division

ROBERT L. JEFFERSON
SVP - TransPaC Solutions Division

ROBERT T. LONGSHORE
SVP - Healthcare Recoveries Division
Overpayments, Provider Bill Audit
& MD Audit Operations

DEBRA M. MURPHY
EVP - Healthcare Recoveries Division
Subrogation Operations

DOUGLAS R. SHARPS
EVP - Finance and Administration
CFO & Secretary


CORPORATE INFORMATION

Trover Solutions, Inc.
Investor Relations
Watterson Tower
Suite 1600
1930 Bishop Lane
Louisville, KY 40218-5909
Phone: 877-876-8374
E-mail: InvestorRelations@troversolutions.com
Web site: www.troversolutions.com
NASDAQ: TROV


TRANSFER AGENT

National City Bank
P.O. Box 92301
Cleveland OH 44193-0900
(800) 622-6757


INDEPENDENT AUDITORS

PricewaterhouseCoopers, LLP


ANNUAL MEETING

May 9, 2003, 9:30 a.m. local time
Watterson Tower
12th Floor
1930 Bishop Lane
Louisville, KY 40218